Exhibit 4.1

AMENDMENT TO JUNIOR SECURED PROMISSORY NOTE

This Amendment (this “Amendment”) to the Junior Secured Promissory Note, dated October 27, 2023 (the “Note”), is made by and between Agrify Corporation, a Nevada corporation (“Maker”), and CP Acquisitions LLC, a Delaware limited liability company (“Holder”), is effective as of December 4, 2023 (“Amendment Effective Date”). Collectively, both Maker and Holder are “Parties.” Terms used but not defined herein shall have the meanings ascribed thereto in the Note.

WHEREAS, the Parties have previously entered into the Note;

WHEREAS, the Parties wish to amend the Note to increase the maximum principal amount that may be advanced to Maker as set forth below.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good, valuable and binding consideration, the receipt and legal sufficiency of which are hereby expressly acknowledged, and intending to be legally bound, the Parties hereby agree to amend the Agreement as follows:

1. Amendments to the Agreement. The Note is hereby amended by increasing the maximum principal amount that may be advanced thereunder to Maker from Three Million Dollars ($3,000,000) to Four Million Dollars ($4,000,000). Throughout the Note, wherever the terms “$3,000,000” or “Three Million Dollars” appears, such terms shall be replaced by “$4,000,000” and “Four Million Dollars”, respectively.

2. Entire Agreement; Amendment. Except as amended hereby, the Note shall remain unchanged and shall be in full force and effect. This Amendment and the Note contain the entire understanding of the Parties with respect to the subject matter, and supersede all previous verbal and written letters, agreements, representations and warranties. In the event of any conflict about the terms and provisions of this Amendment and the Note, this Amendment shall control.

IN WITNESS WHEREOF, the Parties have entered into this Second Amendment as of the Amendment Effective Date written above.

AGRIFY CORPORATION		CP ACQUISITIONS LLC

By:	/s/ Joshua Savitz	By:	/s/ Raymond Chang
Name:	Joshua Savitz	Name:	Raymond Chang
Title:	General Counsel	Title:	Manager